Exhibit 10.30

Virgin America Inc.

Change in Control Severance Plan

(and Summary Plan Description)

Effective                     , 2014

This Virgin America Inc. Change in Control Severance Plan (this “Plan”) was established effective as of                     , 2014 (the “Effective Date”). The purpose of this Plan is to provide for severance benefits to certain eligible employees of Virgin America Inc. (together with its subsidiaries or affiliates, the “Company”) whose employment with the Company is terminated under certain circumstances.

This Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of this Plan. References in this Plan to “you” or “your” are references to a Covered Employee. Certain capitalized terms used in this Plan are defined in Section 3 below.

1. General Eligibility. The eligible employees in this Plan are employees of the Company who are employed at the level of Director or above (such eligible employees, the “Covered Employees”). Covered Employees remain eligible for this Plan in the case of sick leave, military leave or any other leave of absence approved pursuant to the regular leave policy of the Company.

2. Change in Control Severance Benefits. If you are a Covered Employee and if the Company terminates your employment with the Company without Cause (which, for the avoidance of doubt, excludes a termination due to your death or disability) or you terminate employment with the Company for Good Reason, in either case, during the eighteen (18) month period immediately following a Change in Control (the “Change in Control Period”), then subject to Section 18(b) hereof and you delivering to the Company a general release of all claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days following the date of such termination of employment, in addition to any accrued but unpaid salary, wages, vacation and other amounts required by applicable law, you will be eligible to receive the following severance payments and benefits based upon your position or designation:

a. Cash Severance. You will receive a severance payment in the amount calculated by multiplying (i) the sum of (x) your Base Salary and (y) your target annual cash bonus opportunity for the fiscal year of your termination, times (ii) your Severance Multiplier, payable in a cash lump sum on the 60th day following the date of your termination of employment (the “Termination Date”).

b. COBRA Premium Payment. Subject to the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), if you properly elect health care continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to the extent that you are eligible to do so, then the Company shall directly pay or, at its election, reimburse you for the COBRA premiums, for you and your covered dependents until the earliest of (i) the end of your Benefits Period; (ii) the date you become eligible for healthcare under a subsequent employer’s health plan (of which eligibility you agree to give prompt notice to the Company); and (iii) the date you cease to be eligible for COBRA or any state law equivalent. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the Benefits Period (or the remaining portion thereof).

c. Accelerated Vesting of Equity Awards. Each outstanding Company equity award including, without limitation, each stock option, restricted stock unit and restricted stock award, that you hold as of the date of termination shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one-hundred percent (100%) of the unvested shares of Company common stock subject to such equity award.

d. Career Counseling. You will be entitled to receive Company-paid career counseling and career transition consulting services in an amount up to the Career Services Amount.

e. Travel Benefits. You will be entitled to receive the Travel Benefits.

3. Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

a. “Base Salary” means your annual base salary in effect immediately prior to your termination (disregarding any reduction in base salary that would give rise to your right to terminate for Good Reason).

b. “Benefits Period” shall mean that period of time commencing upon the Termination Date and ending upon: (i) if you are at the level of Senior Vice President and above, the second (2nd) anniversary of the Termination Date; and (ii) if you are at the level of Director or Vice President, the first (1st) anniversary of the Termination Date.

c. “Career Services Amount” shall mean: (i) if you are at the level of Senior Vice President and above, ten thousand dollars ($10,000); and (ii) if you are at the level of Director or Vice President, five thousand dollars ($5,000).

d. “Cause” shall mean your (i) conviction of, or plea of no contest to, a felony or other crime involving moral turpitude or dishonesty; (ii) participation in a fraud or willful act of dishonesty against the Company that adversely affects the Company in a material way; (iii) willful breach of the Company’s policies that affects the Company in a material way; (iv) causing intentional damage to the Company’s property or business; (v) repeated neglect of your duties with the Company; provided, however, that for purposes of clause (v), no conduct will be deemed to constitute “Cause” unless (A) such conduct is committed in bad faith, without reasonable belief that the action or inaction is in the best interests of the Company and (B) if such conduct is capable of being cured, until you have received prior written notice of the conduct, which persists after a 30-day cure period following the written notice; or (vi) refusal to accept an offer of employment with the successor or survivor entity following a Change in Control that provides for substantially equivalent base pay and job responsibilities, in each case, as compared to your base pay and job responsibilities in effect as of immediately prior to the Change in Control.

e. “Change in Control” shall have the meaning set forth in the Company’s 2014 Equity Incentive Award Plan, as it may be amended from time to time. If a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

f. “Good Reason” shall mean the occurrence of any one of the following conditions with respect to you without your prior written consent: (i) a material diminution in your base salary; (ii) a significant diminution of your position, responsibilities or duties; or (iii) a material change in geographic location at which you must perform services on behalf of the Company (for this purpose, a change in any such location will be considered material only if it increases your current one-way commute by more than fifty (50) miles). Notwithstanding the foregoing, you will not be deemed to have Good Reason unless: (x) you provide the Company with written notice of the event or condition giving rise to Good Reason within ninety (90) days following the initial occurrence thereof; (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice; and (z) you resign your employment within thirty (30) days following the expiration of such cure period.

g. “Plan Administrator” means the compensation committee of the board of directors of the Company (the “Board”) or any committee designated by the Board to administer the Plan.

h. “Severance Multiplier” shall mean: (i) if you are at the level of Senior Vice President or above, two (2); and (ii) if you are at the level of Director or Vice President, one (1).

i. “Travel Benefits” shall mean: (i) if you are at the level of Senior Vice President or above, lifetime positive space first class air travel for yourself, covered family members and dependents for leisure travel; and (ii) if you are at the level of Director or Vice President, for five (5) years following the Termination Date, positive space economy air travel for yourself, covered family members and dependents for leisure travel, in each case, subject to the Company’s travel benefit policy as in effect from time to time.

4. Claw-back. Any payments or benefits provided hereunder shall be subject to the provisions of any claw-back policy implemented by the Company, including without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

5. Taxes. All payments to be made under this Plan will be subject to appropriate tax withholding and other deductions.

6. Best Pay Provision.

a. Notwithstanding any other provisions of this Plan, in the event that any payment or benefit received or to be received by the Covered Employee (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 2 of this Plan, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Covered Employee that are exempt from

Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to the Covered Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company common stock that are exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to the Covered Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any stock option or other equity award with respect to the Company common stock that are exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company common stock that are exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to the Covered Employee and, to the extent economically equivalent, in a pro rata manner.

b. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Covered Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (the “280G Firm”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the 280G Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

c. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both the Covered Employee and the Company within fifteen (15) days after notification from either the Company or the Covered Employee that the Covered Employee may receive payments which may be “parachute payments.” The Covered Employee and the Company will each provide the 280G Firm access to and copies of any books, records and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5(c). The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Section 6(c) will be borne by the Company.

7. Amendment of Plan. Prior to the consummation of a Change in Control, the Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason); provided that no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination. Notwithstanding the foregoing, during a Change in Control Period, no amendment or termination of the Plan shall impair any rights or obligations to any Covered Employee under this Plan unless such Covered Employee expressly consents to such amendment or termination.

8. Claims Procedures.

a. Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

b. If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant.

c. A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

d. The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix A attached hereto), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

9. Plan Administration.

a. The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

b. All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under this Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

c. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend this Plan retroactively to cure any such ambiguity.

d. No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any employee, for example, that the employee will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making or official announcement of any business decision.

e. This Section 9 may not be invoked by any person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

10. Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Covered Employee, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

11. Plan Application. This Plan shall be the only plan, agreement or arrangement with respect to which separation benefits may be provided to a Covered Employee upon a termination of a Covered Employee’s employment within eighteen (18) months following a Change in Control and supersedes all prior agreements, arrangements or related communications of the Company relating to such separation benefits for the Covered Employees, whether formal or informal, or written or unwritten. However, if a prior plan or agreement requires the consent of the employee in order for such prior plan or agreement to be modified or amended or superseded by this Plan, such consent must be obtained from such employee in order for this Plan to supersede such prior plan or agreement. Subject to the foregoing, any benefits under this Plan will be provided to Covered Employees in lieu of benefits under any other separation plan or agreement.

12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

14. No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Covered Employees and the Company.

15. Governing Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the jurisdiction in which the Covered Employee resides shall apply, excluding any that mandate the use of another jurisdiction’s laws.

16. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

17. Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

18. Section 409A.

a. Separation from Service. Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Deferred Compensation”), and which is designated under this Plan as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”).

b. Specified Employees. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Plan shall be paid as otherwise provided herein.

c. Installments. Your right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

d. General. To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to you under Section 409A of the Code and related Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (i) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and/or (ii) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section. To the extent applicable, each of the exceptions to Code Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Agreement.

APPENDIX A

Detailed Claims and Arbitration Procedures

1.	Claims Procedure

Initial Claims

All claims shall be presented to the Plan Administrator in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Clamant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appeals Decisions

The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional sixty (60) days by giving the Claimant written notice indicating the special circumstances

Appendix A-1

requiring the extension of time prior to the termination of the initial sixty (60) day period. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied.

Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.

Arbitration of Rejected Appeals

If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.	Arbitration Procedure

Request for Arbitration

A Claimant must submit a request for arbitration to the Plan Administrator within sixty (60) days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

Applicable Arbitration Rules

If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (“JAMS”). Except as provided below, the arbitration shall be in accordance with JAMS’ then-current employment dispute resolution rules. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply.

Arbitrator

The arbitrator (the “Arbitrator”) shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of eleven arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find

Appendix A-2

acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

Location

The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.

Authority of Arbitrator

The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.

Limitation on Scope of Arbitration

The Claimant may not present any evidence, facts, arguments or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates.

Administrative Record

The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

Experts, Depositions, and Discovery

Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

Pre-Hearing Procedures

At least thirty (30) days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

Appendix A-3

Transcripts

Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

Post-Hearing Procedures

Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

Costs and Attorneys’ Fees

The Claimant and the Company shall equally share the fees and costs of the Arbitrator, except that the Claimant shall not be required to pay any of the Arbitrator’s fees and costs if such a requirement would make mandatory arbitration under these procedures unenforceable. On a showing of material hardship, the Company, in its discretion, may advance all or part of the Claimant’s share of the fees and costs, in which case the Claimant shall reimburse the Company out of the proceeds of the arbitration award, if any, that the Claimant receives. Each party shall pay its own costs and attorneys’ fees, except as required by applicable law.

Procedure for Collecting Costs from Claimant

Before the arbitration commences, the Claimant must deposit with the Plan Administrator his or her share of the anticipated fees and costs of the Arbitrator, as reasonably determined by the Plan Administrator. At least two (2) weeks before delivering his or her decision, the Arbitrator shall send his or her final bill for fees and costs to the Plan Administrator for payment. The Plan Administrator shall apply the amount deposited by the Claimant to pay the Claimant’s share of the Arbitrator’s fees and costs and return any surplus deposit. If the Claimant’s deposit is insufficient, the Claimant will be billed for any remaining amount due. Failure to pay any amount within ten (10) days after it is billed shall constitute the Claimant’s irrevocable election to withdraw his or her arbitration request and abandon his or her claim.

Arbitration Award

The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within twenty (20) days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have twenty (20) days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

Severability

The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

Appendix A-4

APPENDIX B

ADDITIONAL INFORMATION

RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

1. Examine, without charge, at the Company’s headquarters, all documents governing the Plan including collective bargaining agreements, if any, and annual reports and Plan descriptions.

2. Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, if any, and copies of the latest annual report (Form 5500 Series) and summary plan description. The Plan Administrator may make a reasonable charge for the copies.

3. Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Appendix B-1

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

Name of Plan:	Virgin America Inc. Change in Control Severance Plan

Plan Administrator and Sponsor:	Board of Directors Virgin America Inc. 555 Airport Boulevard Burlingame, CA 94010 Tel: (650) 762-7000

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan

Employer Identification Number:	20-1585173

Direct Questions Regarding the Plan to:	Board of Directors Virgin America Inc. 555 Airport Boulevard Burlingame, CA 94010 Tel: (650) 762-7000

Agent for Service of Legal Process:	Secretary Virgin America Inc. 555 Airport Boulevard Burlingame, CA 94010 Tel: (650) 762-7000 Service of Legal Process may also be made upon the Plan Administrator.

Plan Year End:	December 31

Appendix B-2